UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2021

Atara Biotherapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36548	46-0920988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 Gateway Boulevard, Suite 900 South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 278-8930

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities pursuant to Section 12 (b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	ATRA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Effective October 2, 2021, Atara Biotherapeutics, Inc. (the “Company” or “Atara”) entered into a Commercialization Agreement (the “Commercialization Agreement”) with Pierre Fabre Medicament (“Pierre Fabre”). Pursuant to the Commercialization Agreement, the Company grants to Pierre Fabre an exclusive, field-limited license under the applicable patents and know-how owned or controlled by the Company and its affiliates covering or related to tabelecleucel (the “Product”), the Company’s allogeneic T-cell immunotherapy specific for the tumor-associated antigens expressed by the Epstein-Barr virus (“EBV”).

Under the terms of the Commercialization Agreement, Pierre Fabre is being granted exclusive rights to commercialize and distribute the Product in Europe and select emerging markets in the Middle East, Africa, Eastern Europe and Central Asia (the “Territory”) following regulatory approval. The Company will retain full rights to the Product in other major markets, including North America, Asia Pacific and Latin America.

The Company will be responsible at its cost for the conclusion of the ongoing Phase 3 ALLELE clinical study and the Phase 2 multi-cohort clinical study. The Company will also be responsible at its cost for certain other activities directed to obtaining regulatory approval for the Product for EBV-positive lymphoproliferative disease pursuant to the terms of the Agreement in Europe and the UK. Pierre Fabre will be responsible at its cost for obtaining and maintaining all other regulatory approvals and for commercialization and distribution of the Product in the Territory.

The Company is responsible for manufacturing and supplying Pierre Fabre with the Product for commercialization in the Territory at Pierre Fabre’s cost. The Company will own any intellectual property rights developed solely by the Company under the collaboration, and all Product trademark and trade dress used in connection with the commercialization of the Product.

Pierre Fabre will pay the Company an upfront cash payment of $45 million for the exclusive license grant. The Company is also entitled to receive an aggregate of up to $318 million in milestone payments upon achieving certain regulatory and commercial milestones relating to the Product. In addition, the Company is eligible to receive significant double-digit tiered royalties as a percentage of net sales of Product until the later of 12 years after the first commercial sale in such country, the expiration of specified patent rights in such country, or the expiration of all regulatory exclusivity for such product in such country.

The Commercialization Agreement includes (i) various representations, warranties, covenants, indemnities, and other customary provisions and (ii) contains customary provisions for termination by Pierre Fabre for convenience, by the Company upon a challenge of the Company’s licensed patents, and by either party, including in the event of breach of the Commercialization Agreement (subject to cure), subject, in each case, to certain reversion rights, or upon the other party’s bankruptcy. The Commercialization Agreement also includes certain restrictions on the ability of each party to develop and commercialize, in the case of the Company, and commercialize, in the case of Pierre Fabre, certain products within the field and in the Territory, subject, in each case, to customary carveouts, including with respect to acquiring parties.

The foregoing summary is qualified in its entirety by reference to the Commercialization Agreement. The Commercialization Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATARA BIOTHERAPEUTICS, INC.

Date: October 4, 2021	By:	/s/ Amar Murugan
Amar Murugan
Senior Vice President and General Counsel